EXHIBIT 99.1

[SPECTRX'S LETTERHEAD]

Contacts
 Bill Wells - Media
 Thomas H. Muller, Jr. - Financial
 770-242-8723

 SpectRx, Inc. Receives $1 Million Payment from Respironics

 Future additional payments of up to $6.25 million in royalties and earn outs available

 NORCROSS, GA (November 26, 2003) -- SpectRx, Inc. (OTCBB: SPRX) today announced it received a planned $1 million from Respironics (NASDAQ: RESP) as part of the sale of the BiliChek® Non-invasive Bilirubin Analyzer product line. The payment completes the base compensation of $5 million. There is also up to an additional $6.25 million in royalties and earn out payments over the next five years based upon achievement of certain operating results. The first royalty and earn out payments are due by the end of March 2004.

 Four million dollars of the base purchase price was paid in March and the additional $1 million payment was paid on completion of BiliChek product updates. As a result of the payment, SpectRx also will recognize the $2 million of the original $4 million previously recorded as deferred gain.

 "This payment provides additional funding for our SimpleChoice insulin delivery product rollout and marks a significant step toward our strategic goal of focusing on our core diabetes management business," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "The final steps in that process are securing venture capital funding for our cancer detection entity, Guided Therapeutics, which is well underway, and will result in the separation of our diabetes and cancer businesses."

"Bill Arthur, recently named president and chief operating officer of SpectRx, will be focusing the Company on sales and marketing of our SimpleChoice line of insulin delivery products. We believe that this focus will enable us to reach a near term profitable run rate. It also provides a solid platform to grow the diabetes business through the commercialization of our continuous glucose monitoring product," Mr. Samuels said.

 About SpectRx

 SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. These FDA- cleared products complement its developmental consumer device for continuous glucose monitoring. SpectRx also plans to commercialize its non-invasive cancer detection technology through direct funding. For more information, visit SpectRx's web sites at www.spectrx.com and www.mysimplechoice.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. SpectRx has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from SpectRx's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include: the ability of SpectRx to continue as a going concern, the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent quarterly reports.

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